UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 22, 2016

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On April 22, 2016, registrant issued a press release entitled “Halliburton Provides First Quarter 2016 Operational Update."

The text of the Press Release is as follows:

HALLIBURTON PROVIDES FIRST QUARTER 2016 OPERATIONAL UPDATE
Reschedules earnings call to Tuesday, May 3, 2016

HOUSTON - April 22, 2016 - Halliburton (NYSE: HAL) announced today that, due to the upcoming April 30, 2016, deadline in its merger agreement with Baker Hughes, the conference call scheduled for Monday, April 25, 2016, to discuss the first quarter 2016 financial results is postponed until Tuesday, May 3, 2016. As previously announced, Halliburton and Baker Hughes agreed to extend the time period under the merger agreement to obtain regulatory approvals to no later than April 30, 2016, after which the parties may continue to seek relevant regulatory approvals or either of the parties may terminate the merger agreement.

Total company revenue of $4.2 billion for the first quarter of 2016 represents a 17% decline sequentially, compared to a 21% decline in the worldwide rig count. Disruptive market conditions persisted in the first quarter, as U.S. rig counts reached a record low and the worldwide rig count is at the lowest level since 1999.

“Life has changed in the energy industry, especially in North America, and over the past several quarters we have taken the steps to adapt to that fact,” said Dave Lesar, Chairman and CEO. “Operators globally are under immense pressure, and many of our North America customers are fighting to maintain some value for their shareholders. Our goal is to work with those customers to get through these tough times.

“Our customers have taken defensive actions to solidify their finances including significant reductions to headcount and capital spend. While these were necessary actions, it clearly will result in production declines in the back half of 2016. But even when operators feel better about the markets, they will still face issues of balance sheet repair and we believe they will be cautious in adding rigs back. As activity levels recover, we believe there will be a structural shift to lowering cost per barrel of oil equivalent, through more collaborative business models with service providers, more aggressive application of our industry-leading technologies, and less duplicative costs,” added Lesar.

North America

“In North America, the industry experienced another tough quarter with the average U.S. rig count down 27% sequentially. By comparison, our revenue was down 17%, outperforming our peer group, and our completions activity was only down single digits sequentially, demonstrating our clients’ continued flight to quality. What we are experiencing today is far beyond headwinds; it is unsustainable. My definition of an unsustainable market is one where all service companies are losing money in North America, which is where we are now. However, our margins have continued to show resilience despite the aggressive activity and pricing declines we have seen since the peak, with decremental margins of only 22% for the quarter,” said Jeff Miller, President.

“From the peak in the fourth quarter of 2014, the U.S. rig count has declined almost 80%, setting a new record low. By comparison, our North America revenue is down 62% over the same period, again outperforming our peers, and operating income has only now slipped to a quarterly loss position. The second quarter average land rig count is already down more than 20% sequentially, and setting new record lows every week. Nevertheless, we believe we will see the landing point for the U.S. rig count during the second quarter. Once we see stability in the rig count, our cost cutting measures will start to catch up. Previous downturns indicate that there is typically at least a one quarter lag after the rig count flattens before we see our margins begin to improve.

“Our technology is squarely directed towards reducing cost per barrel of oil equivalent and continued client uptake validates our approach. We continue to work with the key customers that have the best acreage and are willing to work with us in a collaborative way. In some cases today, this may mean doing work at a loss, but our intention is to deepen our collaborative relationship with these strategic customers through this market, and when the recovery comes we believe these operators - and therefore Halliburton - will be best-positioned for the upside.

International

“The international markets continue to hold up better than North America, but they are certainly not immune to the macro challenges,” continued Miller. “At current commodity prices, many of our customers’ international projects are not economical. We believe much work remains to realize the value that can be achieved through collaboration. This conversation takes many forms, including eliminating redundant activities that do not add value, finding productive but not excessive solutions, and improving well designs to help make more barrels.

“We are pleased with the tone of these recent discussions, as they play to Halliburton’s strengths. Our ability to reduce cost helps us win and retain work, and our service quality has continued to improve in the face of a distracting market. We have improved our service quality by 36% over the last five years, as measured by reduction of down time, and our safety metrics have improved consistently over the last few years. When it comes to customers awarding work, price is always a factor, but in any pricing environment, better service quality actually results in the lowest cost solution. Although the pipeline of opportunities is substantially smaller in this market, we continue to win our share of new international work across the globe.”

Restructuring

“There is no doubt this is one of the most challenging markets the industry has ever experienced, as we face a more than 30% decline in global drilling and completion spend for the second straight year. Further, we expect to see an additional 50% decline in North America spend in 2016, following last year’s 40% decline. Given this outlook, we took a rational, hard-nosed look at our business, from three perspectives: what our customers are doing, what our competitors are doing, and what we can do. Here’s what we concluded:

“Many customers are struggling to survive and maintain some value for their investors. They are doing this by cutting their capital costs, drilling their best acreage, pushing service pricing down, stretching payment terms, and radically restructuring their balance sheets through debt to equity conversions or dilutive equity deals.

“A large number of competitors, especially in North America, are rebasing their cost structures downward, in many cases by converting their debt to equity, and underinvesting in areas such as maintenance and technology, while continuing to price service work at less than cost.

“At Halliburton, we revisited every cost from manufacturing to delivery logistics to field operations. This included looking hard at capital equipment needs, required headcount and service delivery infrastructure.

“It was easy to conclude after this assessment that the industry is grossly overcapitalized, especially in North America. To reflect our current estimate of market requirements, we took a $2.1 billion after-tax restructuring charge in the first quarter related primarily to asset write-offs and severance costs.

Capital Equipment

“There is excess service capacity across all of our product lines, with the largest single component relating to our North America pressure pumping business.

“Over the last four years we have been systematically converting our pressure pumping fleet in North America to the Frac of the Future design. Our Q10 system is operating more efficiently and better than expected; even when compared to our prior generation of industry-leading horsepower, the difference is dramatic. The reality of today’s market is that operational reliability is the name of the game, as it leads to lower cost per barrel. The Q10 system is the most reliable in the market today, contributing greatly to the flight to quality by our customers. While some of our older equipment is actually better than what our competition has now, it is not better than the Q10 and there is simply no need for it in this market. Therefore, we have impaired a large portion of our older, non-Q10 pumping equipment.

“It is important to note that we did generate outstanding returns for our shareholders over the lifespan of this equipment. Even after the impairment we took this quarter, the average return on this equipment was approximately 20 percent, which is significantly higher than our cost of capital and we believe is best-in-class among our peer group. Depending on the age and condition of this equipment, it has either been permanently removed from the fleet, or it has been cold-stacked. When market conditions improve, we have multiple levers we can pull, including accelerating the manufacturing and deployment of additional Q10 units.

Headcount

“Responding to the reality of the market, we force-fit our employee headcount to available activity levels. This provides sustainable structural savings without compromising our ability to add personnel to serve the market when it recovers. This included consolidating management roles across countries and centralizing support functions. This resulted in a workforce reduction of more than 6,000 during the first quarter. Since the downturn began in late 2014, we have reduced our global headcount by approximately one-third.

Service Infrastructure

“By the end of the first quarter, we had closed, or are currently in the process of closing, over one hundred different service points worldwide. These closures ranged from elimination of underutilized stock points to the consolidation of individual service centers.

“In addition, our view of the fundamental changes to the market has led us to take action and reduce the infrastructure that had been maintained in anticipation of the pending Baker Hughes acquisition. We are not making any decisions that would permanently impair our logistical infrastructure, or ability to flex back up, but we see no scenario in the current market where we need this additional infrastructure. We have demonstrated in the past that we have the ability to react quickly in a recovery and expand the business while maintaining higher incremental margins than our competitors.

“In summary, the actions during the first quarter were difficult decisions, but were the right thing to do for the health of the business, and to help mitigate the market reckoning facing our industry. We believe these actions present an opportunity for us to slingshot out of the recovery, with higher incremental margins than we have typically seen in other cycles.

“We believe our focus on execution and technology geared to deliver the lowest cost per barrel will allow our customers to make better wells and allow Halliburton to outperform our peers. And we continue to believe that the longer it takes the recovery to occur, the sharper it will be, that North America will offer the greatest upside, and that Halliburton will be positioned to outperform,” concluded Lesar.

Geographic Regions

North America

North America revenue in the first quarter of 2016 was $1.8 billion, a 17% decrease sequentially, relative to a 27% decline in average U.S. rig count. We had an operating loss of $39 million. These declines were driven by reduced activity throughout the United States land sector, particularly pressure pumping services, along with a decrease in completion tools sales in the Gulf of Mexico. Across the major North America basins, we are seeing continued uptake of our AccessFracTM system to help our customers maximize reservoir contact, including starting a new program with a major customer in the Duvernay formation in Canada.

International

International revenue in the first quarter of 2016 was $2.4 billion, an 18% decrease sequentially, driven primarily by decreased activity across the majority of our product service lines, specifically pressure pumping services, completion tools sales and drilling services. International first quarter operating income was $310 million, which decreased $192 million, or 38%, sequentially, driven by lower completion tools and software sales.

Latin America revenue in the first quarter of 2016 was $541 million, a 22% decrease sequentially, with operating income of $48 million, a 51% decrease sequentially. These declines were a result of reduced activity in Mexico, Brazil and Colombia. In addition, during the quarter we made the decision to begin curtailing activity in Venezuela. From a product line perspective,

Baroid, Cementing and Landmark experienced the largest sequential declines in both revenue and operating income. During the quarter, we saw a continued expansion of unconventional technology into Latin America, including the Illusion® Frac Plug and our FracInsight® software in Argentina, as well as the first deployment of our DecisionSpace® 3D Asset Management Center in Ecuador.

Europe/Africa/CIS revenue in the first quarter of 2016 was $778 million, a 19% decline sequentially, with operating income of $57 million, a 54% decrease sequentially. The decline for the quarter was primarily driven by a sharp reduction of activity in the North Sea due to seasonal weather-related activity declines, along with lower completion tools sales and drilling activity in Angola and Nigeria. We saw increased uptake of our customized chemistry solutions in the North Sea throughout the first quarter, including our Baroid BaraECD® drilling fluid system and both iCem® and WellLife® cementing software, which helped our customer successfully pump a critical phase of their well.

Middle East/Asia revenue in the first quarter of 2016 was $1.1 billion, a 15% decline sequentially, with operating income of $205 million, a 27% decrease sequentially. This was primarily the result of significant reductions in activity and pricing throughout the Asia Pacific markets. Middle East operations declined modestly as a result of ongoing pricing concessions. We continued to provide solutions to our customers in the mature fields segments of Middle East/Asia. First, we deployed our recently released SpectrumSM Diagnostic Services with production logging for a major NOC customer. We also delivered WellLock® resin solutions to multiple customers in the Middle East, remediating a well and providing a secondary barrier where standard cement could not reach.

Operating Segments

Completion and Production

Completion and Production (C&P) revenue in the first quarter of 2016 was $2.3 billion, a decrease of $507 million, or 18%, from the fourth quarter of 2015, due to a decline in activity and pricing in most of our product services lines, particularly North America pressure pumping services which drove the majority of the C&P revenue decline. International revenue also declined as a result of reductions in activity in all regions coupled with lower pricing in Angola, Australia, and the North Sea.

C&P operating income in the first quarter was $30 million, which decreased $114 million, or 79%, compared to the fourth quarter of 2015, with decreased profitability across all regions as a result of global activity and pricing reductions, primarily in North America pressure pumping services.

Drilling and Evaluation

Drilling and Evaluation (D&E) revenue in the first quarter of 2016 was $1.9 billion, a decrease of $377 million, or 17%, from the fourth quarter of 2015. Reductions were seen across all product lines due to the historically low rig count, lower pricing, and customer budget constraints worldwide.

D&E first quarter operating income was $241 million, which decreased $158 million, or 40%, compared to the fourth quarter of 2015, driven by a decline in activity and pricing across all regions, particularly drilling activity, logging activity and software sales in the United States, Mexico and China.

Management Change

“Kelly Youngblood, Halliburton’s Vice President of Investor Relations, has elected to take a CFO position at another company. I thank him for his 27 years with Halliburton, and wish him well. We are pleased to welcome Lance Loeffler to the role of Vice President, Investor Relations, effective immediately. Lance has served as Halliburton’s Vice President of Corporate Development since 2014,” said Lesar.

Selective Technology & Highlights

•
Halliburton’s Testing and Subsea business announced it had released the DashTM 3 inch Subsea Safety System to provide electrohydraulic control of Halliburton’s subsea safety tree. Previously, control was provided through direct hydraulic pressure from the surface, but the Dash system helps increase reliability and provide more cost-efficient operations by applying the speed of electrohydraulic actuation to core safety functions. The system fully integrates with Halliburton’s RezConnectTM Well Testing System. The design was recently deployed on a deepwater well in Latin America in over 7,500 feet of water, where it demonstrated a six second downhole safety shut-in followed by an eight second surface shut-in and disconnect.

•
Halliburton's Production Solutions business announced it had introduced SpectrumSM Real-Time Coiled Tubing Services that help improve well intervention operations and production by integrating coiled tubing with downhole measurement tools, fiber optic sensing and telemetry. The new family of services consists of Spectrum Diagnostic Services and Spectrum Intervention Services. Spectrum Diagnostic Services uses fiber-optic distributed sensing to assess reservoir performance and completions effectiveness by simultaneously monitoring a time series of data, as opposed to taking single snapshots in time. Applications for Spectrum Diagnostic Services include determining stimulation cluster efficiency, fracture mapping, production profiling, leak detection, and assessing wellbore integrity. Spectrum Intervention Services uses fiber optics to provide subsurface and downhole insight from a bottom-hole assembly. The services have multiple applications in unconventional fields, deep water and mature fields, including milling, wellbore cleanouts, fishing, perforating, and stimulation.

•
Halliburton successfully installed China's first intelligent completion in Bohai Bay. The completion provided four zones of selective injection, which enabled the customer to get real-time pressure and temperature data for the reservoir and optimize the injection strategy accordingly. In the Bohai Bay mature fields, pressure maintenance is critical, and up until now injection could not be controlled and directed into the individual zones from the surface. The cost for conventional intervention methods can be high and if one zone has an issue, trying to troubleshoot the problem zone can be difficult and can add to the cost. Intelligent wells now give the operator “eyes and ears” to be able to detect issues in real time and respond quickly if issues occur. Additionally, it is possible to provide pinpoint water injection to the best zones to ensure the optimization strategy for the customer is met - all with zero intervention.

•
Halliburton recently performed a customized, multistage fracturing and fines migration control solution on an IGAPO well in Ecuador. The procedure resulted in recovery of more than 450 barrels of oil per day, completed in only 70% of the usual time required for conventional fracture jobs. Halliburton designed and executed an unconventional, multistage SurgiFrac® service that combined the ceramic proppant coated with the SandWedge® conductivity enhancement system for three fracturing stages. Included in the design of the solution was the CW-FracSM service for the first stage, which was producing at an estimated 60 percent water cut. The treatment was effective and three fractures were completed with no operational issues. It was the first multistage fracturing service, the first application of Pinpoint and conductivity endurance treatments, and the first well completion of this complexity in Ecuador.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With over 55,000 employees, representing 140 nationalities and operations in approximately 70 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and the pending Baker Hughes transaction, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: with respect to the Baker Hughes acquisition, the timing to consummate the proposed transaction; the outcome of any litigation involving the DOJ; the terms, timing and completion of divestitures undertaken to obtain required regulatory approvals; the conditions to closing of the proposed transaction may not be satisfied or the closing of the proposed transaction otherwise does not occur; the risk a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of Halliburton and Baker Hughes and the ultimate outcome of Halliburton’s operating efficiencies applied to Baker Hughes’s products and services; the effects of the business combination of Halliburton and Baker Hughes, including the combined company’s future financial condition, results of operations, strategy and plans; expected synergies and other benefits from the proposed transaction and the ability of Halliburton to realize such synergies and other benefits; with respect to the Macondo well incident, final court approval of, and the satisfaction of the conditions in, Halliburton's September 2014 settlement, including the results of any appeals of rulings in the multi-district litigation; indemnification and insurance matters; with respect to repurchases of Halliburton common stock, the continuation or suspension of the repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; protection of intellectual property rights and against cyber attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2015, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Additional Information

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between Halliburton and Baker Hughes. In connection with this proposed business combination, Halliburton has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, including Amendments No. 1 and 2 thereto, and a definitive joint proxy statement/prospectus of Halliburton and Baker Hughes and other documents related to the proposed transaction. The registration statement was declared effective by the SEC on February 17, 2015 and the definitive proxy statement/prospectus has been mailed to stockholders of Halliburton and Baker Hughes. INVESTORS AND SECURITY HOLDERS OF HALLIBURTON AND BAKER HUGHES ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, REGISTRATION STATEMENT AND OTHER DOCUMENTS FILED OR THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Halliburton and/or Baker Hughes through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Halliburton are available free of charge on Halliburton’s internet website at http://www.halliburton.com or by contacting Halliburton’s Investor Relations Department by email at investors@Halliburton.com or by phone at +1-281-871-2688. Copies of the documents filed with the SEC by Baker Hughes are available free of charge on Baker Hughes’ internet website at http://www.bakerhughes.com or by contacting Baker Hughes’ Investor Relations Department by email at alondra.oteyza@bakerhughes.com or by phone at +1-713-439-8822.

Participants in Solicitation

Halliburton, Baker Hughes, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Halliburton is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 5, 2016, and its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 5, 2016. Information about the directors and executive officers of Baker Hughes is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 17, 2016, Amendment No. 1 to its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 19, 2016, and its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 11, 2016. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the proxy statement/prospectus and other relevant materials filed with the SEC.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
Revenue	2016	2015	2015
By operating segment:
Completion and Production	$2,324	$4,246	$2,831
Drilling and Evaluation	1,874	2,804	2,251
Total revenue	$4,198	$7,050	$5,082

By geographic region:
North America	$1,794	$3,542	$2,155
Latin America	541	949	694
Europe/Africa/CIS	778	1,097	962
Middle East/Asia	1,085	1,462	1,271
Total revenue	$4,198	$7,050	$5,082

Operating Income (Loss)
By operating segment:
Completion and Production	$30	$462	$144
Drilling and Evaluation	241	306	399

By geographic region:
North America	$(39)	$279	$41
Latin America	48	122	98
Europe/Africa/CIS	57	86	123
Middle East/Asia	205	281	281

Other items:
Corporate and other	$(46)	$(69)	$(70)

Conference Call Details
Halliburton will host a conference call on Tuesday, May 3, 2016, to discuss the first quarter 2016 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call live via webcast. Interested parties may also participate in the call by dialing (888) 793-5581 within North America or (973) 935-8723 outside North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (888) 266-2081 within North America or (703) 925-2533 outside of North America, using the passcode 1670065.

###

CONTACTS

For Investors:
Lance Loeffler
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	April 22, 2016	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary